#1920 - 1188 West Georgia Street Vancouver, BC, V6E 4A2 www.doratoresources.com Telephone: 604-638-5817 Facsimile: 604-408-7499

May 5, 2009

To:

All Canadian Securities Regulatory Authorities

Subject:

Dorato Resources Corp. (the “Issuer)

-

Annual General Meeting

Dear Sirs/Mesdames:

We advise of the following with respect to the upcoming Meeting of Security Holders for the above-noted Issuer:

Meeting Type:

Annual General Meeting

Record Date for Notice of Meeting:

May 8, 2009

Record Date for Voting (if applicable):

June 4, 2009

Meeting Date:

July 9, 2009

Meeting Location:

1920 – 1188 West Georgia St.

Vancouver, BC, V6E 4A2

Voting Security Details:

Description	CUSIP Number	ISIN
Common	258128107	CA2581281078

Yours truly,

DORATO RESOURCES INC.

“Marla K. Ritchie”

Corporate Secretary

cc:

Bob Wooder/Ryan Goodman, Blake, Cassels & Graydon LLP

Vivien Leung, Computershare Investor Services Inc.